As filed with the Securities and Exchange Commission on July 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRONOX LIMITED

(ACN 153 348 111)

(Exact name of registrant as specified in its charter)

Western Australia, Australia	98-1026700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Stamford Plaza 263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	06901
(Address of Principal Executive Offices)	(Zip Code)

Tronox Limited Equity Plan

(Full title of the plan)

Michael J. Foster

General Counsel

Tronox Limited

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(203) 705-3800

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Daniel E. Wolf

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A ordinary shares (“Class A Shares”)	2,556,245(3)	$141.48	$ 361,657,542.60	$41,445.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional Class A Shares that become issuable because of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Class A Shares.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of Tronox Limited’s high and low stock price of $141.48 on June 20, 2012.
(3)	Represents shares reserved for issuance under the Tronox Limited Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Tronox Limited (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s proxy statement/prospectus filed on May 8, 2012 pursuant to Rule 424(b) of the Securities Act relating to the Company’s Registration Statement on Form S-4, as amended (Registration No. 333-178835);

(b)	The description of the Company’s Class A Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-35573), filed with the Commission on June 14, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions;

(c)	The Company’s Quarterly Report filed on May 25, 2012 on Form 10-Q; and

(d)	The Company’s Current Reports filed on June 20, 2012 and July 5, 2012 on Form 8-K.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director, secretary or other officer of the Company is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

The Constitution of the Company requires the Company to, subject to and so far as is permitted by the Australian Corporations Act and the Australian Competition and Consumer Act 2010, indemnify every director, secretary or other officer of the Company and its related bodies corporate against a liability incurred as such a director, secretary or other officer to a person (other than to the Company or a related body corporate of the Company), unless the liability arises out of conduct involving a lack of good faith. This is a continuing indemnity and will apply in respect of all acts done while a director, secretary or other officer of the Company (or one of its wholly-owned subsidiaries) even if that person is not a director, secretary or other officer at the time the claim is made. The Constitution of the Company permits the Company to make a payment in respect of legal costs incurred by a director, secretary, officer or employee in defending an action for a liability incurred as such a director, secretary, officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

The Company has executed a Deed of Access, Indemnity and Insurance (“Deed of Indemnity”) in favor of each of its respective directors to, among other things, give effect to these rights.

The Company’s directors and officers are covered by the policies and procedures of Tronox Incorporated, which is a wholly-owned subsidiary of the Company, including directors and officers insurance policies.

The Company has insured against amounts that it may be liable to pay to directors, secretaries, officers or certain employees pursuant to the Constitution of the Company, the Deeds of Indemnity or that the Company otherwise agrees to pay by way of indemnity. The Company will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of the Company. The Deed of Indemnity provides that, subject to the Australian Corporations Act, during the director’s term of office, as an officer of the Company (or as an officer or trustee of a corporation or trust of which the director is appointed or nominated an officer or trustee by the Company or a wholly-owned subsidiary of the Company) and for seven years after the director ceases to hold such office, the Company must use its best efforts to effect and maintain D&O Insurance covering the director.

There are certain provisions of the Australian Corporations Act that restrict the Company from indemnifying directors, secretaries and other officers in certain circumstances. These are described below.

Australian Law

Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as a director, secretary or other officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as a director, secretary or other officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act or the Australian Competition and Consumer Act 2010; or

•	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) of the Australian Corporations Act does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as a director, secretary or other officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been a director, secretary or other officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of duty in relation to the company; or

•

a contravention of the director, secretary or officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary or officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Insurance

The directors and officers of the Company and the duly authorized United States representative of each are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the Tronox Incorporated.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 5, 2012.

TRONOX LIMITED

By:	/s/ Daniel D. Greenwell
Name: Daniel D. Greenwell
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas Casey, Daniel D. Greenwell and Michael J. Foster, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas Casey	President and Chairman of the Board (principal executive officer)	July 5, 2012
Thomas Casey

/s/ Daniel D. Greenwell	Chief Financial Officer (principal financial officer)	July 5, 2012
Daniel D. Greenwell

/s/ Edward G. Ritter	Controller and Chief Accounting Officer (principal accounting officer)	July 5, 2012
Edward G. Ritter

/s/ Wayne A. Hinman	Director	July 5, 2012
Wayne A. Hinman

/s/ Andrew P. Hines	Director	July 5, 2012
Andrew P. Hines

/s/ Ilan Kaufthal	Director	July 5, 2012
Ilan Kaufthal

	Director	July 5, 2012
Jeffry N. Quinn

/s/ John William Logan Armstrong	Director	July 5, 2012
John William Logan Armstrong

/s/ Gregory Daniel Blue	Director	July 5, 2012
Gregory Daniel Blue

/s/ Willem Abraham de Klerk	Director	July 5, 2012
Willem Abraham de Klerk

	Director	July 5, 2012
Sipho Abednego Nkosi

EXHIBIT INDEX

Exhibit Number	Description

4.1	Constitution of Tronox Limited (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 20, 2012 (File No. 001-35573)).

5.1	Opinion of Ashurst Australia

23.1	Consent of Grant Thornton LLP

23.2	Consent of PricewaterhouseCoopers Inc

23.3	Consent of Ashurst Australia (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).